EXHIBIT 99.1

Loudeye Announces Record Fourth Quarter and Full-Year 2004
Revenues and Provides Guidance for Significant 2005 Revenue Growth

Fourth quarter revenues increase 124% from prior year and 29% from prior quarter;
Loudeye guides that it expects revenues to more than double in 2005 versus 2004

Seattle, WA – March 1, 2005 - Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced preliminary financial results for the fourth quarter and fiscal year ended December 31, 2004.

Fourth Quarter and Fiscal Year 2004 Financial Highlights

•	Revenues. Revenues increased to $6.5 million in the fourth quarter, compared with revenues of $5.1 million in the third quarter of 2004 and $2.9 million in the prior year fourth quarter. This represents a 29% increase from the third quarter of 2004 and a 124% increase from the prior year fourth quarter. Contributing to the overall increase, revenues from Loudeye’s digital music store services grew to $3.5 million in the current quarter, an increase of 87% from the third quarter of 2004. For the year ended December 31, 2004, Loudeye’s revenues were $16.7 million, compared to $11.9 million in the prior year, an increase of 40%.

•	Deferred revenue. Deferred revenue was $5.7 million at quarter end, compared with $5.5 million as of September 30, 2004 and $0.7 million as of December 31, 2003.

•	Net Loss. For the fourth quarter of 2004, GAAP net loss was $5.5 million or $0.07 per share, compared to a GAAP net loss of $5.3 million or $0.07 per share in the third quarter of 2004 and $1.7 million or $0.03 per share in the fourth quarter of 2003. For the year ended December 31, 2004, GAAP net loss was $16.3 million or $0.22 per share, compared to a GAAP net loss of $19.2 million or $0.39 per share for 2003. Included in GAAP net loss for the fourth quarter of 2004 and the year ended December 31, 2004 were net foreign exchange transaction losses of approximately $1.0 million and $0.8 million, respectively. There were no foreign exchange transaction gains or losses for the year ended December 31, 2003 and the quarters ended September 30, 2004 and December 31, 2003.

•	Pro Forma Net Loss.* Pro forma net loss for the quarter totaled $3.5 million or $0.04 per share, compared to a pro forma net loss of $4.3 million or $0.05 per share in the third quarter of 2004 and $0.7 million or $0.01 per share in the prior year fourth quarter. For the full year 2004, pro forma net loss was $12.1 million or $0.16 per share, compared to a pro forma net loss of $6.6 million or $0.13 per share for 2003.

•	Cash and Investments. Cash, short-term, long-term and restricted investments were approximately $43.7 million as of December 31, 2004.

*	Pro forma net loss excludes charges related to depreciation and amortization expense, charges related to stock-based compensation, increase in fair value of common stock warrants, gain on sale of media restoration assets, net interest income or expense, foreign exchange transaction gain or loss, and special charges. A reconciliation of Loudeye’s GAAP financial results with its pro forma financial results is set forth below.

Recent Highlights

•	Announced new or expanded digital music store services in the fourth quarter of 2004, including new or expanded services for Coca-Cola, Home Entertainment AB, Migros, Mobitel, MTV and Musica.

•	Signed a multi-year, multi-million dollar agreement to power a privately branded digital music service for a leading national physical retailer, scheduled to be launched in the Fall of 2005.

•	Launched a multi-year, strategic collaboration between Loudeye and Nokia to provide a complete, privately branded mobile music service for operators in over 30 countries worldwide. These services benefit from a recently announced long-term collaboration between Microsoft and Nokia regarding digital media format support on Nokia handsets and the Windows Media Player.

•	Completed a $25.2 million private placement of common stock and warrants with institutional investors.

•	Appointed seasoned technology veteran Mike Brochu president and chief executive officer. Brochu brings over 20 years of senior level experience to Loudeye, including senior executive and directorship positions in emerging growth technology, software and digital entertainment companies, most recently at Primus Knowledge Solutions and Sierra On-Line.

“Our record revenues in the fourth quarter were primarily driven by growth in our digital music store business, which delivered a significant increase in consumer transactions through our white-labeled services globally. Revenues increased both due to new stores launched worldwide and increased traction with existing stores, benefiting from increased marketing and consumer adoption,” said Mike Brochu, Loudeye’s president and chief executive officer. “We were successful in 2004 in achieving our strategic goals of global expansion, record revenues and an improved balance sheet. With the market for digital media distribution growing rapidly via online and mobile services, our global deployments and advanced mobile platform have positioned the company well for continued financial and operational growth in 2005.”

Forward-Looking Financial Guidance
While future results are subject to change, Loudeye currently anticipates that revenues for the full-year 2005 will be approximately $35 million to $40 million, with slight to moderate revenue growth in the first quarter of 2005 compared to the fourth quarter of 2004, and stronger sequential quarterly revenue growth for the remainder of the year. Loudeye anticipates that its pro forma net loss will be wider in the first quarter of 2005 as compared to the fourth quarter of 2004, due primarily to charges for severance expenses and Sarbanes Oxley compliance-related expenses, in aggregate totaling approximately $0.7 million in the first quarter. Loudeye expects to achieve pro forma profitability by the end of 2005.

“Our expectation for significant revenue growth in 2005 is supported by current growth trends in our existing online digital music distribution services as well as positive industry trends overall. Our ability to achieve the high end of the guidance range is dependent in part on continued development of the emerging mobile music distribution sector and increased penetration of 3G and other broadband mobile services,” said Larry Madden, Loudeye’s executive vice president and chief financial officer. “This anticipated growth, combined with a balance between continued investment in R&D and a focus on operational efficiencies, will enable us to achieve our pro forma profitability guidance by the end of 2005.”

Forward-looking financial guidance reflects management’s expectations as of the date of this release and is based upon limited available information which is dynamic and subject to risk and uncertainty. Loudeye’s forward guidance for 2005 excludes the impact of accounting changes relating to stock compensation, which are currently scheduled to be effective in the third quarter, and any potential future acquisitions. Results may be materially affected by many factors including those described in the Forward-Looking Statements section below.

The historical results below represent management’s current expectations and are preliminary and may be subject to change based upon the completion of the 2004 audit and the filing of Loudeye’s Form 10-K for the fiscal year ended December 31, 2004.

Fourth Quarter 2004 Webcast Information
Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results for the quarter and end the call with a question and answer session. Management will also provide a slide presentation to accompany its statements, available in conjunction with the audio webcast. Information regarding the fourth quarter 2004 results’ webcast and slide presentation is as follows:

Date:	Tuesday, March 1, 2005

Time:	5:00 p.m. EDT / 2:00 p.m. PDT

Audio Webcast:	5:00 p.m. EDT / 2:00 p.m. PDT; Webcast from http://www.loudeye.com/en/aboutus/earningscalls.asp. This webcast will be available until March 16, 2005 at 5:00 p.m. EDT

Slide Presentation:	Participants accessing the audio webcast will be able to view an accompanying management slide presentation synchronized with the audio webcast.

About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

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Contacts:
 Media/press contact: Karen Demarco, mPRm Public Relations, 323-933-3399, kdemarco@mprm.com
Investor Relations: Mike Dougherty, Loudeye Corp., 206.832.4000, ir@loudeye.com

Forward-Looking Statements
This press release, management’s audio webcast and the slide presentation accompanying management’s audio webcast contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking financial guidance such as statements about expected revenues for the year ended December 31, 2005, sequential quarterly growth rates for 2005, pro forma net loss for the first quarter of 2005 and pro forma profitability targets for 2005. The words or phrases “expects” and “anticipates” and similar words and phrases are intended to identify such forward-looking statements. As disclosed in our quarterly report on Form 10-Q/A for the quarter ended September 30, 2004, we have identified material weaknesses in our internal control over financial reporting. The material weaknesses we have identified to date relate to insufficient staffing, competence and controls surrounding adequate monitoring and oversight within our accounting and financial reporting functions and insufficient analysis, documentation and review of the selection and application of generally accepted accounting principles to significant non-routine transactions. We also expect to conclude that we will not be able to demonstrate through testing that our internal control over financial reporting was effective as of December 31, 2004 because our remediation efforts of the material weaknesses discussed above were not complete as of the December 31, 2004 measurement date. We have identified additional deficiencies in internal control over financial reporting which we are in the process of evaluating to determine whether the deficiencies constitute significant deficiencies or material weaknesses, and we may identify further material weaknesses during the course of management’s assessment of our internal control over financial reporting. The existence of a material weakness or weaknesses is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in a future period. The forward-looking statements contained in this press release are based on current estimates and actual results may differ materially due to risks, including the completion of Loudeye’s review of its financial performance for the fourth quarter and year ended December 31, 2004, and completion of Loudeye’s audit for the fiscal year ended December 31, 2004; performance and integration of our new president and chief executive officer; the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; the failure of Loudeye’s hosting infrastructure; the complexity of Loudeye’s services and delivery networks; any problems or failures in the structure, complexities or redundancies of Loudeye’s network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; lack of market acceptance for

Loudeye’s products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

Use of Non-GAAP Financial Information

This press release, management’s audio webcast and the slide presentation accompanying management’s audio webcast contain financial metrics that are not based on generally accepted accounting principles in the United States, or GAAP. Management believes the pro forma presentation enhances an overall understanding of Loudeye’s financial performance, and is used by management for that purpose. To supplement Loudeye’s consolidated financial statements presented on a GAAP basis, we have included non-GAAP “pro forma” measures of operating results which exclude certain costs and expenses identified below. The pro-forma net loss and pro forma net loss per share presented in the press release and webcast exclude charges for depreciation and amortization expense, charges related to stock-based compensation, increase in the fair value of common stock warrants, gain on the sale of media restoration assets, net interest income or expense, foreign exchange transaction gain or loss and special charges. Included below in this press release is a tabular reconciliation of the non-GAAP financial measures to Loudeye’s GAAP financial results for the quarter ended December 31, 2004.

Estimated pro forma profitability provided in Loudeye’s Forward-Looking Financial Guidance above is calculated consistently with Loudeye’s historical practice of calculating pro forma net loss by excluding certain charges, expenses and one-time gains or losses, such as depreciation and amortization expense, charges related to stock-based compensation, increase in the fair value of common stock warrants, gain on the sale of media restoration assets, net interest income or expense, foreign exchange transaction gains or losses and special charges. Because these charges, expenses, gains or losses and one-time items that we exclude in calculating pro forma net loss are subject to change and fluctuation, we are currently not providing guidance concerning when we expect to report GAAP net income.

Since Loudeye has historically reported non-GAAP results to the investment community, management believes the inclusion of non-GAAP financial measures provides consistency in its financial reporting. Further, these non-GAAP results are important indicators that management uses for planning and forecasting in future periods and for making financial and operating decisions. Although Loudeye believes, for the foregoing reasons, that its presentation of non-GAAP financial measures enhance investors’ understanding of Loudeye’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Loudeye’s recorded costs against its revenues. Management compensates for these limitations in non-GAAP results by also evaluating the company’s performance based on traditional GAAP financial measures. Accordingly, investors should consider these pro forma results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

LOUDEYE CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
PRELIMINARY	2004	2004	2003	2004	2003
REVENUES	$6,540	$5,080	$2,924	$16,742	$11,948

COST OF REVENUES	4,598	3,480	1,418	11,323	7,206

Gross margin	1,942	1,600	1,506	5,419	4,742
Gross margin percent	30%	31%	52%	32%	40%

OPERATING EXPENSES
Research and development	1,349	1,325	320	4,017	1,688
Sales and marketing	1,507	1,478	419	4,456	3,286
General and administrative	3,333	3,798	1,672	11,323	7,778
Amortization of intangibles and other assets	196	325	157	787	1,100
Stock-based compensation	120	21	344	306	1,298
Special charges	12	350	262	312	8,699

	6,517	7,297	3,174	21,201	23,849

OPERATING LOSS	(4,575)	(5,697)	(1,668)	(15,782)	(19,107)

Increase in fair value of common stock warrants	—	—	(26)	—	(248)
Gain on sale of media restoration assets	43	273	—	156
Other income (expense)	(998)	93	(20)	(663)	181

NET LOSS	$(5,530)	$(5,331)	$(1,714)	$(16,289)	$(19,174)

Basic and diluted net loss per share	$(0.07)	$(0.07)	$(0.03)	$(0.22)	$(0.39)

Weighted average shares — basic and diluted	81,848	79,285	56,131	73,845	49,797

NON-GAAP PRO FORMA INFORMATION:

Net loss	$(5,530)	$(5,331)	$(1,714)	$(16,289)	$(19,174)
Adjustments to reconcile GAAP net loss to pro forma net loss:
Depreciation and amortization	903	977	355	2,919	2,378
Stock-based compensation	155	65	362	423	1,360
Increase in fair value of common stock warrants	—	—	26	—	248
Gain on sale of media restoration assets	(43)	(273)	—	(156)	—
Interest (income) expense	(27)	(93)	21	(176)	(61)
Foreign exchange transaction loss	1,016	—	—	833	—
Special charges (1)	12	350	262	312	8,699

Pro forma net loss	$(3,514)	$(4,305)	$(688)	$(12,134)	$(6,550)

Basic and diluted pro forma net loss per share	$(0.04)	$(0.05)	$(0.01)	$(0.16)	$(0.13)

Weighted average shares — basic and diluted	81,848	79,285	56,131	73,845	49,797

(1)	Special charges of $8,699 relate primarily to the impairment of assets in accordance with our long-lived asset policy. During the year ended December 31, 2003, we recorded impairment charges for goodwill, intangible assets and property and equipment of approximately $5,300, $685 and $670 respectively. The remaining costs related to corporate restructurings and facilities consolidations.

LOUDEYE CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,
PRELIMINARY	2004	2003
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$38,880	$21,940
Accounts receivable, net	5,333	1,781
Prepaid and other	1,298	345
Assets held for sale	—	363

Total current assets	45,511	24,429

Long-term investments	2,288	—
Restricted investments	2,568	316
Property and equipment, net	5,661	1,123
Goodwill	43,549	—
Intangible assets, net	3,700	86
Assets held for sale	—	730
Other long-term assets, net	539	360

Total assets	$103,816	$27,044

LIABILITIES
Current liabilities:
Accounts payable	$4,012	$1,229
Line of credit	—	1,285
Accrued compensation and benefits	929	378
Other accrued expenses	4,966	1,155
Accrued special charges	403	1,670
Accrued acquisition consideration	15,924	—
Deferred revenue	4,353	485
Current portion of long-term debt and capital leases	1,135	1,348
Liabilities related to assets held for sale	—	98

Total current liabilities	31,722	7,648

Deferred revenue	1,343	228
Common stock payable related to acquisition	3,193	—
Long-term debt and capital leases, net of current portion	1,000	2,135

Total liabilities	37,258	10,011

STOCKHOLDERS’ EQUITY	66,558	17,033

Total liabilities and stockholders’ equity	$103,816	$27,044